Espey Receives New Orders, Backlog Increases

Saratoga Springs, NY; December 13, 2010 - Espey Mfg. and Electronics Corp. (NYSE-Amex: ESP) has recently received a significant series of orders that total approximately $14.5 million.  These orders are for follow on business to existing programs which the Company has been a part of for several years.    Shipments under these orders are expected to take place over the next 36 months.

The total sales order backlog is approximately $44.0 million as of December 13, 2010 compared to $31.8 on September 30, 2010.

Espey’s primary business is the development, design, and production of specialized military and industrial power supplies/electronic equipment.  The Company’s web site can be found on the Internet at www.espey.com.

For further information, contact Mr. David O'Neil or Mr. Mark St. Pierre at (518) 245-4400.

Certain statements in this press release are "forward-looking statements" and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements represent the Company's current expectations or beliefs concerning future events.  The matters covered by these statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements.  The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made.

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